Exhibit 21

Subsidiaries of The Middleby Corporation

State/Country of
Name of Subsidiary	Incorporation/Organization

Alkar Holdings, Inc.	Wisconsin

Alkar-RapidPak-MP Equipment, Inc.	Wisconsin

Alkar-RapidPak Brasil, LLC	Wisconsin

Anetsberger, LLC	Delaware

Blodgett Holdings, Inc.	Delaware

Carter-Hoffmann LLC	Delaware

Cloverleaf Properties, Inc.	Vermont

CookTek Induction Systems, LLC	Delaware

Cozzini, LLC	Delaware

Cozzini Middleby de Mexico, S. de R.L.de C.V.	Mexico

Cozzini Middleby Europe, S.r.l.	Italy

Doyon Acquisition Company, LLC	Delaware

Doyon Equipment Inc.	Canada

Fab-Asia Inc.	Philippines

frifri LTD	Switzerland

G.S. Blodgett Corporation	Vermont

Giga Grandi Cucine S.r.l.	Italy

Holman Cooking Equipment Inc.	Delaware

Houno A/S	Denmark

Houno Holdings LLC	Delaware

Houno Svenska AB	Sweden

Jade Range LLC	Delaware

MagiKitch'n Inc.	Pennsylvania

Middleby Asia Ltd	Hong Kong

Middleby China Corporation	Peoples Republic of China

Middleby Cooking System Manufacturing (Shanghai) Corporation	Peoples Republic of China

Middleby Cozzini Brasil Equipamentos, Ltda	Brazil

Middleby Espana SLU	Spain

Middleby Europe SL	Spain

Middleby Marshall Holding, LLC	Delaware

Middleby Marshall, Inc.	Delaware

Middleby Mexico SA de CV	Mexico

Middleby Philippines Corporation	Philippines

Middleby UK LTD	United Kingdom

Middleby Worldwide, Inc.	Florida

Middleby Worldwide Korea Co., LTD	Korea

Middleby Worldwide Philippines	Philippines

Middleby Worldwide (Taiwan) Co., LTD	Republic of China

New Star International Holdings, Inc.	Delaware

Perfect Fry LLC	Delaware

The Piper Doyon Group, Inc.	Wisconsin

Pitco Frialator, Inc.	New Hampshire

Star International Holdings, Inc.	Delaware

Star Manufacturing International Inc.	Delaware

TurboChef Technologies Inc.	Delaware

Wells Bloomfield LLC	Delaware